    As filed with the Securities and Exchange Commission on September 28, 1999.
                                                  Registration No. _____________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         SILICON VALLEY RESEARCH, INC.
            (Exact name of Registrant as specified in its charter)

         California                             7372                      94-2743735
 (State or other jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)        Classification Number)         Identification No.)

                            6360 San Ignacio Avenue
                       San Jose, California  95119-1231
                                (408) 361-0333
      (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               JAMES O. BENOUIS
                     President and Chief Executive Officer
                         SILICON VALLEY RESEARCH, INC.
                            6360 San Ignacio Avenue
                       San Jose, California  95119-1231
                                (408) 361-0333
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or reinvestment plans, check the following box:
                                            [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                        ----

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                       ----

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                 CALCULATION OF REGISTRATION FEE

====================================================================================================================
Title of Each Class of         Amount to be         Proposed Maximum       Proposed Maximum          Amount of
  Securities to be              Registered           Offering Price       Aggregate Offering       Registration Fee
    Registered                                        Per Share (1)            Price (1)
--------------------------------------------------------------------------------------------------------------------
Common Stock, without par
 value                      17,157,159 shares           $0.14              $2,402,002.26             $667.76
====================================================================================================================

     (1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) and based on the average of the high and low prices of the Common Stock of Silicon Valley Research, Inc. as reported on the OTC Bulletin Board on September 24, 1999.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

               The exhibit index appears on numbered page II-2.

PROSPECTUS
----------
                               17,157,159 Shares
                         SILICON VALLEY RESEARCH, INC.
                                 Common Stock

      The 17,157,159 shares of common stock, without par value ("Common Stock"), of Silicon Valley Research, Inc. ("SVR" or the "Company") offered by this Prospectus (the "Shares") consist of 5,527,909 outstanding shares and 11,629,250 shares issuable pursuant to the exercise of currently exercisable warrants ("the Warrants") that may be sold from time to time by or on behalf of certain shareholders (the "Selling Shareholders") of the Company described in this Prospectus under "Selling Shareholders." The Selling Shareholders of 2,377,909 shares and 2,377,909 Warrants acquired the shares and Warrants through a private placement of equity securities by the Company in reliance on Regulation D and/or
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The Unit Purchase Agreement ("the Agreement") entered into in connection with the private placement requires the Company to file a registration statement under the Securities Act covering the shares issued in the private placement and the shares issued or issuable upon exercise of the Warrants and to cause the registration statement to remain effective until the earlier of (a) the date ending three years after the effective date of such registration statement, or
(b) the date on which each holder is able to sell all of such holder's registrable securities in any three-month period without registration under the Securities Act pursuant to Rule 144. The Selling Shareholders of 3,150,000 shares acquired the shares through a merger of Silicon Valley Research, Inc. and Quality I.C. Corporation in March 1998. The Agreement and Plan of Reorganization entered into in connection with the merger requires that the shares be registered pursuant to a Registration Rights Agreement. The Registration Rights Agreement requires the Company to file a registration statement under the Securities Act and use its best efforts to maintain the effectiveness of the registration statement until the earlier of (A) such time as each of the Holders may sell all of the Registrable Securities held by him, her or it without registration pursuant to Rule 144 under the Securities Act within a three-month period, (B) such time as all of the Registrable Securities have been sold by the Holders or (C) one year after the closing of the Merger. The Selling Shareholder of 1,251,341 Warrants acquired the Warrants through a settlement agreement for the cancellation of a debt. The Warrant Agreement entered into in connection with the cancellation of debt requires the Company to file a registration statement under the Securities Act covering the Warrants and use its best efforts to secure the effectiveness of such registration statement within ninety
(90) days following the date of the Warrant Agreement. The Selling Shareholders of 8,000,000 Warrants acquired the Warrants through a subordinated debt/warrant financing closed by the Company on September 24, 1999. The Warrant agreement entered into in connection with the financing requires the Company to file a registration statement under the Securities Act covering the shares issuable upon exercise of the Warrants and use its best efforts to secure the effectiveness of such registration statement within ninety (90) days following the date of the warrant.

      The Company has been advised by the Selling Shareholders that they intend to sell all of their respective Shares from time to time on the OTC Bulletin Board on terms and at prices then obtainable or in negotiated transactions. The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

      Except as described in this Prospectus under "Plan of Distribution," the Company will pay all expenses incident to the offering and sale of the Shares to the public. See "Plan of Distribution."

      THE SHARES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION OF THE SHARES UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF ANY EXEMPTIONS FROM SUCH REGISTRATION.

      The Company's Common Stock is listed on the OTC Bulletin Board. On September 24, 1999, the last sale price of the Company's Common Stock as reported on the OTC Bulletin Board was $0.14.

     See "Risk Factors" beginning on page 4 for information that should be considered by prospective purchasers of the Shares offered hereby.
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

           The date of this Prospectus is                 , 1999.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's Web site can be accessed at http://www.sec.gov. The Company's Common Stock is traded on the OTC Bulletin Board.

      The Company has also filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: (1) Annual Reports on Form 10-K for the years ended March 31, 1999 and 1998; (2) Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998, September 30, 1998, December 31, 1998 and June 30, 1999; (3) Current Report on Form 8-K filed on April 10, 1998;
(4) Current Report on Form 8-K/A filed on June 15, 1998; (5) Current Report on Form 8-K filed May 21, 1999 and (6) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on September 5, 1985.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus (other than any exhibits thereto). Requests for such documents should be directed to Silicon Valley Research, Inc. at 6360 San Ignacio Avenue, San Jose, CA 95119-1231 (telephone number (408) 361-0333), Attn: James O. Benouis.

                                  THE COMPANY

      The Company offers a broad line of integrated placement, routing and floorplanning physical layout software products and design project support services which enable electronics manufacturers to achieve improved performance and smaller die size in their integrated circuit ("IC") designs. The Company's products incorporate proprietary line probe technology to create denser circuit designs and hence minimize die size, enabling a high performance and cost efficient IC design. The Company has closely linked its IC design floorplanning capabilities to its physical layout tools through common placement and routing algorithms. This enables designers to make placement predictions that closely match the actual placement during the physical layouts. In addition, the Company provides design project support services encompassing nearly all aspects of the physical IC design process, including cell-based APR, FPGA to Gate Array conversion, custom analog and digital layout and chip assembly capability, and CAD/EDA tool application methodology consulting services.

      The Company was incorporated in California in 1979. The Company's principal executive offices are located at 6360 San Ignacio Avenue, San Jose, California 95119-1231, telephone number (408) 361-0333.

                                 RISK FACTORS

      The following risk factors should be considered in connection with the other information included and incorporated by reference in this Prospectus before purchasing the Common Stock offered hereby. Further, this Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements as a result of risk factors set forth below and elsewhere in this Prospectus.


      Recent and Expected Losses; Accumulated Deficit. The Company incurred a net loss of approximately $638,000 for the quarter ended June 30, 1999 and had an accumulated deficit of approximately $44 million as of June 30, 1999. The Company may incur losses for most of its next fiscal year. There can be no assurance that the Company will not incur significant additional losses for a longer period, will generate positive cash flow from its operations, or that the Company will attain or thereafter sustain profitability in any future period. To the extent the Company continues to incur losses or grows in the future, its operating and investing activities may use cash and, consequently, such losses or growth will require the Company to obtain additional sources of financing in the future or to reduce operating expenses.

      Need for Future Financing. No Assurance of Available Financing. The Company's primary unused sources of funds at June 30, 1999 consisted of cash and cash equivalents of $418,000. On June 8, 1998, the Company's $2,000,000 line of credit with its bank expired and the $285,000 outstanding under the line of credit became due and payable. $225,000 of this amount remained outstanding as of May 11, 1999. In addition, $137,000 outstanding on an equipment line with the same lender also became due and payable. On May 11, 1999, the Company entered into a Settlement Agreement with the lender whereby SVR agreed to issue a cash payment for a portion of the debt and to issue warrants to purchase common stock ("Warrants") for cancellation of the remainder. The Settlement Agreement required that SVR make the cash payment and deliver the Warrants to the lender by June 8, 1999, which the Company did.

      In June 1999, the Company began a subordinated debt/warrant financing. The financing included approximately $1,000,000 of three-year notes and the sale of approximately 8,000,000 Warrants at $0.01 per Warrant. The debt bears simple interest of 10% and the Warrants have a five-year term with an exercise price per share of $0.125. This financing transaction is comprised of two closings. The first closing took place on June 7, 1999. The Company received $768,200 cash proceeds from this closing. This included $711,000 of three-year notes and the sale of approximately 5,700,000 warrants $0.01 per warrant. The second closing was to have taken place on July 15, 1999. The closing was extended until September 24, 1999 pending negotiation of a workout with the Creditors' Committee through Credit Managers Association ("CMA") to resolve accounts payable issues that was satisfactory to the majority of the investors. An agreement has been reached and the Company will receive approximately $311,800 cash proceeds from the second closing. The Company has used part of the proceeds from the financing to complete the Settlement Agreement with its lender and to pay other accounts payable and intends to use the balance of the proceeds to help fund its operations. The Company may require additional financing prior to year end. A Company director/officer, an affiliate of a Company director and two Company 10% shareholders participated in the financing.

     As of June 30, 1999, the Company's current assets were less than its current liabilities; however, its cash and cash equivalents were roughly equal to the cash required to fund its current liabilities as a substantial amount of the accrued liabilities and deferred revenue do not require cash to fund them at the present time. Because an agreement was reached with the Creditors' Committee through the CMA, the Company will receive approximately $311,800 in cash and a reduction and/or postponement in a portion of its current payables. The Company's operations have required substantial cash to fund them in the past; for example $469,000 during the fiscal 2000 first quarter; however, management has implemented cost reducing measures and expects revenues to increase during the remainder of fiscal 2000. Assuming management is successful with its cost reduction and revenue achievement programs, the Company expects not to require additional financing in order to fund its operations. If the Company is not successful in these regards, then the Company would require additional financing. However, the Company's Common Stock was delisted from trading on the Nasdaq National Market in November 1998 and now trades in the over-the-counter market. The Company's ability to obtain additional financing through the issuance of its Common Stock or securities convertible into its Common Stock could be adversely affected. See "Delisting From Nasdaq; Disclosure Relating to Low-Priced Stock." The

Company may issue a series of Preferred Stock with rights, preferences, or privileges senior to those of the Company's Common Stock. The Company has no commitments or arrangement to obtain any additional funding and there can be no assurance that the required financing of the Company will be available on acceptable terms, if at all. The unavailability or timing of any financing could prevent or delay the continued development and marketing of the Company's products and services, could require substantial curtailment of the Company's operations and could result in the Company's bankruptcy. The Company is currently negotiating with its creditors for the terms and timing for repayment of amounts due such creditors.

      Going Concern Assumptions. The Company's independent accountants' report on its consolidated financial statements as of and for the years ended March 31, 1997, 1998 and 1999 contained an explanatory paragraph indicating that the Company's historical operating losses and limited capital resources raise substantial doubt about its ability to continue as a going concern. The Company may require substantial additional funds in the near future, and there can be no assurance that any independent accountant's report on the Company's future financial statements will not include a similar explanatory paragraph if the Company is unable to raise sufficient funds or generate sufficient cash from operations to cover the cost of its operations.

      New Products and Rapid Technological Change; Risk of Product Defects. The Electronic Design Automation ("EDA") industry is characterized by extremely rapid technological change, frequent new product introductions and enhancements, evolving industry standards and rapidly changing customer requirements. The development of more complex ICs embodying new technologies will require increasingly sophisticated design tools. The Company's future results of operations will depend, in part, upon its ability to enhance its current products and to develop and introduce new products on a timely and cost-effective basis that will keep pace with technological developments and evolving industry standards and methodologies, as well as address the increasingly sophisticated needs of the Company's customers. The Company has in the past and may in the future experience delays in new product development and product enhancements.

      The Company has announced a new product named DCP (Design Cockpit Platform). There can be no assurance that this new product will gain market acceptance or that the Company will be successful in developing and marketing product enhancements or other new products that respond to technological change, evolving industry standards and changing customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or product enhancements, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance.

      In addition, all of the Company's current products operate in, and planned future products will operate in, the Unix operating system. In the event that another operating system, such as Windows NT, were to achieve broad acceptance in the EDA industry, the Company would be required to port its products to such an operating system, which would be costly and time consuming and could have a material adverse effect on the Company's business, operating results or financial condition. Failure of the Company, for technological or other reasons, to develop and introduce new products and product enhancements in a timely and cost-effective manner could have a material and adverse effect on the Company's business, operating results and financial condition. In addition, the introduction or even announcement of products by the Company or one or more of its competitors embodying new technologies or changes in industry standards or customer requirements could render the Company's existing products obsolete or unmarketable. There can be no assurance that the introduction or announcement of new product offerings by the Company or one or more of its competitors will not cause customers to defer purchases of existing Company products. Such deferment of purchases could have a material adverse effect on the Company's business, operating results or financial condition.

      Software products as complex as those offered by the Company may contain defects or failures when introduced or when new versions are released. The Company has in the past discovered software defects in certain of its products and may experience delays or lost revenue to correct such defects in the future. Although the Company has not experienced material adverse effects resulting from any such defects to date, there can be no assurance that, despite testing by the Company, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of market share or failure to achieve market acceptance. Any such occurrence could have a material adverse effect upon the Company's business, operating results or financial condition.

      Delisting From Nasdaq; Disclosure Relating to Low-Priced Stock. Effective November 16, 1998, the Company's common stock was delisted from The Nasdaq Stock Market ("Nasdaq") for failure to satisfy the requirements for continued listing on Nasdaq. The Company's common stock immediately began trading on the OTC Bulletin Board. An investor may find it more difficult to dispose of the Company's common stock. With the trading price of the common stock less than $5.00 per share, trading in the common stock will also be subject to certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. The additional burden imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of the common stock and limit the ability of the Company's stockholders to sell the common stock in the secondary market. In addition, the Company's ability to obtain additional financing through the issuance of common stock or securities convertible into common stock could be adversely affected.

     Possible Volatility of Stock Price. The market price of the Company's Common Stock has been volatile. Future announcements concerning the Company or its competitors, quarterly variations in operating results, announcements of technological innovations, the introduction of new products or changes in product pricing policies by the Company or its competitors, proprietary rights or other litigation, changes in earnings estimates by analysts or other factors could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies and that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has occurred against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and divert management attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any adverse determination in such litigation could also subject the Company to significant liabilities.

     Potential Fluctuations in Quarterly Operating Results. Numerous factors may materially and unpredictably affect operating results of the Company, including the uncertainties of the size and timing of software license fees, timing of co-development projects with customers, timing of operating expenditures, increased competition, new product announcements and releases by the Company and its competitors, gain or loss of significant customers or distributors, expense levels, renewal of maintenance contracts, pricing changes by the Company or its competitors, personnel changes, foreign currency exchange rates, and economic conditions generally and in the electronics industry specifically. Any unfavorable change in these or other factors could have a material adverse effect on the Company's operating results for a particular quarter. Many of the Company's customers order on an as-needed basis and often delay delivery of firm purchase orders until their project commencement dates are determined, and, as a result, the Company operates with no significant backlog. Quarterly revenue and operating results will therefore depend on the volume and timing of orders received during the quarter, which are difficult to forecast accurately. Historically, the Company has often recognized a substantial portion of its license revenues in the last month of the quarter, with these revenues frequently concentrated in the last two weeks of the quarter. Operating results would be disproportionately affected by a reduction in revenue because only a small portion of the Company's expenses vary with its revenue. Operating results in any period should not be considered indicative of the results to be expected for any future period, and there can be no assurance that the Company's revenues will increase or that the Company will achieve profitability.

     Lengthy Sales Cycle. The licensing and sales of the Company's software products generally involve a significant commitment of capital by prospective customers, with the attendant delays frequently associated with large capital expenditures and lengthy acceptance procedures. For these and other reasons, the sales cycle associated with the licensing of the Company's products is typically lengthy and subject to a number of significant risks over which the Company has little or no control. Because the timing of customer orders is hard to predict, the Company believes that its quarterly operating results are likely to vary significantly in the future. Actual results of the Company could vary materially as a result of a variety of factors, including, without limitation, the high average selling price and long sales cycle for the Company's products, the relatively small number of orders per quarter, dependence on sales to a limited number of large customers, timing of receipt of orders, successful product introduction and acceptance of the Company's products and increased competition.

     Dependence Upon Semiconductor and Electronics Industries; General Economic and Market Conditions. The Company is dependent upon the semiconductor and, more generally, the electronics industries. Each of these industries is characterized by rapid technological change, short product life cycles, fluctuations in manufacturing capacity and pricing and gross margin pressures. Each of these industries is highly cyclical and has periodically experienced significant downturns, often in connection with, or in anticipation of, declines in general economic conditions during which the number of new IC design projects often decreases. Purchases of new licenses from the Company are largely dependent upon the commencement of new design projects, and factors negatively affecting any of these industries could have a material adverse effect on the Company's business, operating results or financial condition. The Company's business, operating results and financial condition may in the future reflect substantial fluctuations from period to period as a consequence of patterns and general economic conditions in either the semiconductor or electronics industry.

      International Sales. International sales, primarily in Japan and Taiwan, accounted for approximately 25%, 32% and 36% and 2% of the Company's total revenue in fiscal 1997, 1998, 1999 and the first three months of 2000, respectively. Declining revenues from international sales were a result of the reduction in capital expenditures by semiconductor manufacturers, particularly in Asia as a result of the current financial crisis in that region, and increased competition in the EDA software market. The Company expects that international sales will continue to account for a significant portion of its revenue and plans to continue to expand its international sales and distribution channels. This revenue involves a number of inherent risks, including economic downturn in the electronics industry in Asia, traditionally slower adoption of the Company's products internationally, general strikes or other disruptions in working conditions, generally longer receivables collection periods, unexpected changes in or impositions of legislative or regulatory requirements, reduced protection for intellectual property rights in some countries, potentially adverse taxes, delays resulting from difficulty in obtaining export licenses for certain technology and other trade barriers. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's results of operations. Effective December 1998, the Company discontinued operating its Tokyo office and in March 1999, the Company discontinued operating its Taiwan office. In the future, the Company will use distributors to service the Japanese and Taiwanese markets.

      Competition. The EDA software market in which the Company competes is intensely competitive and subject to rapid technological change. The Company currently faces competition from EDA vendors, including Cadence, which currently holds the dominant share of the market for IC physical design software, Avant! and Synopsys. These EDA vendors have significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than the Company. These companies also have established relationships with current and potential customers of the Company and can devote substantial resources aimed at preventing the Company from enhancing relationships with existing customers or establishing relationships with potential customers. The Company believes that competitive factors in the EDA software market include product performance, price, support of industry standards, ease of use, delivery schedule, product enhancement, and customer technical support and service.

      Competition from other EDA companies that choose to enter the IC physical design market could present particularly formidable competition due to their large installed customer base and their ability to offer a complete integrated IC design solution, which SVR does not offer. The Company expects additional competition from other established and emerging companies. In addition, the EDA industry has become increasingly concentrated in recent years as a result of consolidations, acquisitions and strategic alliances. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, operating results and financial condition.

      Dependence on Certain Customers and Resellers. A small number of customers account for a significant percentage of the Company's total revenue. In fiscal 1997, HAL Computer Systems, Inc., a subsidiary of Fujitsu Ltd. ("HAL"), accounted for 14%, Lucent Technologies accounted for 19% and Motorola, Inc. accounted for 13% of the Company's total revenue. In fiscal 1998, Motorola, Inc. accounted for 13% and Aspec Technology accounted for 20% of the Company's total revenue. In fiscal 1999, Motorola, Inc. accounted for 18% of the Company's total revenue. There can be no assurance that sales to these entities, individually or as a group, will reach or exceed historical levels in any future period. Any substantial decrease in sales to one or more of these customers could have a material adverse effect on the Company's business, operating results or financial condition. The Company currently sells and markets its products overseas through a limited number of distributors. The Company has a limited history of performance by its distributors. In addition, there can be no assurance that the new distributors will be able to successfully distribute and support the Company's products on a timely basis or that such distributors will not reduce their efforts devoted to selling the Company's products or terminate their relationship with the Company as a result of competition with other suppliers' products. The loss of, or changes in, the relationship with, or performance by, one or more of the Company's international distributors could have an adverse effect on the Company's business.

      Management Transition. The Company is experiencing a period of management transition that has placed, and may continue to place, a significant strain on its resources, including its personnel. James O. Benouis joined the Company in March 1998 as its President and Chief Operating Officer. On August 4, 1998, Mr. Benouis was appointed Chief Executive Officer of the Company. Effective April 2, 1999, Laurence G. Colegate, Jr. resigned as Chief Financial Officer of the Company. The Company's ability to manage growth successfully will require its management personnel to work together effectively and will require the Company to improve its operational, management and financial systems and controls. If Company management is unable to manage this transition effectively, the Company's business, competitive position, results of operations and financial condition will be materially and adversely affected. See "Dependence on Key Personnel."

      Dependence on Key Personnel. The Company's success depends to a significant extent upon a number of key technical and management employees, in particular, upon Robert R. Anderson, the Company's Chairman, and James O. Benouis, the Company's President and Chief Executive Officer. The Company does not currently have "key man" life insurance on Mr. Anderson or Mr. Benouis. The loss of services of Mr. Anderson or Mr. Benouis or any of the Company's other key employees could have a material adverse effect on the Company. See "Management Transition." The Company's success will depend in large part on its ability to attract and retain highly-skilled technical, managerial, sales and marketing personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in retaining its key technical and management personnel and in attracting and retaining the personnel it requires to grow.

      Legal Proceedings. As with other companies in the Company's industry, the Company is subject to the risk of adverse claims and litigation on a variety of matters, including infringement of intellectual property, intentional and/or negligent misrepresentation of material facts and breach of fiduciary duties. Due to the Company's cash shortage and resulting inability to pay its vendors, several of the Company's vendors have initiated collection actions against the Company. As described above, the Company in June and September 1999 closed on approximately $1,000,000 subordinated debt financing. Although no assurance can be given, the Company now believes that it has the cash resources so as to be able to settle these lawsuits without a material adverse affect on its operating losses.

      Proprietary Rights. The Company relies on contract, trade secret and copyright law to protect its technology. There can be no assurance that others will not develop technologies that are similar or superior to the Company's technology or duplicate the Company's technology. The Company generally enters into confidentiality or license agreements with its employees, distributors and customers, and limits access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. In addition, effective copyright and trade protection may be unavailable or limited in certain foreign countries.

      There has been substantial industry litigation regarding patents and other intellectual property rights involving technology companies. In the future, litigation may be necessary to protect and enforce the Company's intellectual property rights, to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and could divert management's attention, which could have a material adverse effect on the Company's business, results of operations or financial condition regardless of the outcome of the litigation. In addition, third parties making claims against the Company with respect to intellectual property infringement may be able to obtain injunctive or other equitable relief that could effectively block the Company's ability to sell its products in the United States and abroad, and could result in an award of substantial damages. In the event of a claim of infringement, the Company and its customers may be required to obtain one or more licenses from third parties. There can be no assurance that the Company or its customers could obtain necessary licenses from third parties at a reasonable cost or at all.

      Concentration of Stock Ownership. The present directors, executive officers and 5% shareholders of the Company and their affiliates beneficially own approximately 76% of the outstanding common stock as of August 11, 1999. As a result, these shareholders may be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

      Depressive Effect of Warrants. The Company has a substantial number of common stock warrants outstanding with an exercise price of $0.125 (9,251,341) and of $0.37 (2,400,000). These warrants may have the effect of causing the Company's stock price to be lower than it otherwise would be.

      Effect of Certain Charter Projections; Blank Check Preferred Stock. The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, without any further vote or action by the Company's shareholders. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

      Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. On the date of this Prospectus, 26,221,220 shares, including 5,527,909 of the 17,157,159 Shares offered hereby, are eligible for sale, subject in some cases to the volume and other restrictions of Rule 144 under the Securities Act. An additional 11,629,250 shares of Common Stock issuable upon exercise of the Warrants and offered hereby, are eligible for sale. An additional 8,602,550 shares of Common Stock issuable upon exercise of outstanding warrants, other than the Warrants, are eligible for sale, subject in some cases to the volume and other restrictions under Rule 144. If such holders cause a large number of shares to be sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock.

      Inflation. To date, inflation has not had a significant impact on the results of the Company's operations.

      Recent Accounting Pronouncements. In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has not yet determined the impact, if any, of adopting this statement. The disclosures prescribed by SOP 98-1 will be effective for the year ending March 31, 2000 consolidated financial statements.

      Year 2000 Issue. The "Year 2000 Issue" arises because most computer systems and programs were designed to handle only a two-digit year, as opposed to a four digit year. When the year 2000 begins, these computers may interpret "00" as the year 1900 and could either stop processing date-related computations or could process them incorrectly. As customers and potential customers of the Company begin to devote incremental resources to this issue, resources previously allocated to other information systems requirements may be redirected to address the Year 2000 issue. To the extent that the Company's products are not selected as part of customers' overall Year 2000 solution, redirection of these customer resources could have a material adverse effect on the Company's results of operations and financial condition. In addition, the Year 2000 Issue creates risk for the Company from unforeseen problems in its internal computer systems and from third parties with which the Company interacts. Such failures of the Company's and/or third parties' computer systems could have a material impact on the Company's ability to conduct its business and to process and account for the transfer of funds electronically.

                               MATERIAL CHANGES

      Subordinated Debt Financing. In June 1999, the Company began a subordinated debt/warrant financing. The financing included approximately $1,000,000 of three-year notes and the sale of approximately 8,000,000 Warrants at $0.01 per Warrant. The debt bears simple interest of 10% and the Warrants have a five-year term with an exercise price per share of $0.125. This financing transaction is comprised of two closings. The first closing took place on June 7, 1999. The Company received $768,200 cash proceeds from this closing. This included $711,000 of three-year notes and the sale of approximately 5,700,000 warrants at $0.01 per warrant. The second closing was to have taken place on July 15, 1999. The Closing was extended until September 24, 1999, pending negotiation of a workout with the Creditors' Committee through the Credit Managers Association to resolve accounts payable issues that was satisfactory to the majority of the investors. An agreement has been reached and the Company will receive approximately $311,800 cash proceeds from the second closing. The Company has used part of the proceeds from the financing to complete the Settlement Agreement with its lender and to pay other accounts payable and intends to use the balance of the proceeds to help fund its operations. Two Company director/officers, an affiliate of a Company director and two Company 10% shareholders participated in the financing.

                                  MANAGEMENT

      As of July 22, 1999, the names of the directors and executive officers of the Company and their respective ages are as follows:

Name                                           Age         Position with the Company
----                                           ---         -------------------------
Robert R. Anderson....................          61         Chairman of the Board

James O. Benouis......................          31         President, Chief Executive Officer
                                                           and Director

David G. Arscott......................          55         Director

David Knight..........................          51         Director

      Robert R. Anderson became Chairman of SVR in January 1994 and re-assumed the position of Chief Executive Officer in December 1996 until August 1998. Prior to that, Mr. Anderson was Chief Executive Officer from April 1994 until July 1995 and was Chief Financial Officer from September 1994 to November 1995. Mr. Anderson co-founded KLA Instruments Corporation "KLA," a supplier of equipment for semiconductor companies, in 1975. He served as Vice-Chairman of the Board of KLA from November 1991 to March 1994 and served as Chairman of the Board of KLA from May 1985 to November 1991. Prior to that, Mr. Anderson served as Chief Operating Officer and Chief Financial Officer of KLA for nine years. Mr. Anderson currently serves as a director of Applied Science & Technology Inc., a supplier of systems components for the semiconductor industry.

      James O. Benouis became President and Chief Operating Officer of the Company in March 1998 and was appointed Chief Executive Officer in August 1998. Mr. Benouis came to the Company from Quality I.C. Corporation ("QIC"), an integrated circuit design services company based in Austin, Texas, which was acquired by the Company in March 1998, where he was President from 1995 to 1998. While at QIC, his roles included project leadership for all IC design projects, software enhancements and daily business operation management. He holds a degree in Electrical Engineering from the University of Texas.

      David G. Arscott is General Partner and Co-Founder of Compass Technology Partners which invests in public and private technology companies. He began his career with Citicorp Venture Capital Limited and in 1973 opened its West Coast office. In 1978, Mr. Arscott co-founded Arscott Norton & Associates which formed three venture capital funds. He is a director and past Chairman of Lam Research Corporation and a director of Cyberstate University. He has formerly served as President and Director of the Western Association of Venture Capitalists. Mr. Arscott earned his B.A. degree from the College of Wooster
(1966) and his MBA from the University of Michigan.

      David Knight is the Founder, Chairman and CEO of The Shearwater Group, Inc., a worldwide EDA software distribution and support company founded in 1992 which provides software tools and turnkey hardware/software solutions for Integrated Circuit ("IC") design. Prior to working at Shearwater, he co-founded Ultratech Photomask and was Division President of Sierracin/EOI. Mr. Knight has over thirty years experience in the IC design and manufacturing industry.

                             SELLING SHAREHOLDERS

      The following table lists the Selling Shareholders, the number of shares of the Company's Common Stock which each beneficially owned as of July 20, 1999, the number of Shares expected to be sold by each, and the number and the percentage of the shares of the Company's Common Stock each will beneficially own after the offering pursuant to the Registration Statement, assuming the sale of all the Shares expected to be sold.

      The Selling Shareholders of 2,377,909 shares of Common Stock and 2,377,909 shares issuable pursuant to the exercise of warrants acquired such shares pursuant to a Unit Purchase Agreement ("the Agreement") between the Company and such Selling Shareholders in a private placement by the Company in reliance on Regulation D and/or Section 4(2) of the Securities Act. The $0.37 exercise price for the warrants is payable in cash, cancellation of indebtedness, in shares of the Company's Common Stock, through a "same day sale" commitment or "margin" commitment from the warrant holder and a broker who is a member of the National Association of Securities Dealers, Inc. (the "NASD") or by a "net exercise." The warrants are exercisable for a term of seven years. The Company agreed to file a registration statement under the Securities Act with respect to the shares issued or issuable pursuant to the Agreement and to cause the registration statement to remain effective until the earlier of (a) the date ending three years after the effective date of the registration statement, or (b) the date on which the holder of registrable securities is able to sell all of such holder's registrable securities in any single three month period without registration under the Securities Act pursuant to Rule 144. The Selling Shareholders of 3,150,000 shares acquired the shares through a merger of Silicon Valley Research, Inc. and Quality I.C. Corporation in March 1998. The Agreement and Plan of Reorganization entered into in connection with the merger requires that the shares be registered pursuant to a Registration Rights Agreement. The Registration Rights Agreement requires the Company to file a registration statement under the Securities Act and use its best efforts to maintain the effectiveness of the registration statement until the earlier of (A) such time as each of the Holders may sell all of the Registrable Securities held by him, her or it without registration pursuant to Rule 144 under the Securities Act within a three-month period, (B) such time as all of the Registrable Securities have been sold by the Holders or (C) one year after the closing of the Merger. The Selling Shareholder of 1,251,341 warrants acquired the warrants through a settlement agreement for the cancellation of debts at annual interest rates of 8.75% and 11.75%, which matured on June 8, 1998. The $0.125 exercise price for the warrants is payable in cash, cancellation of indebtedness, in shares of the Company's Common Stock, through a "same day sale" commitment or "margin" commitment from the warrant holder and a broker who is a member of the NASD or by a "net exercise." The warrants are exercisable for a term of seven years. The Warrant Agreement entered into in connection with the cancellation of debts requires the Company to file a registration statement under the Securities Act covering the Warrants and use its best efforts to secure the effectiveness of such registration statement within ninety (90) days following the date of the Warrant Agreement. The Selling Shareholders of 8,000,000 Warrants acquired the Warrants through a subordinated debt/warrant financing closed by the Company on September 24, 1999. The Warrants are exercisable for a term of five years. The $0.125 exercise price is payable in cash, cancellation of indebtedness, in shares of the Company's Common Stock, through a "same day sale" commitment or "margin" commitment from the warrant holder and a broker who is a member of the National Association of Securities Dealers, Inc. (the "NASD") or by a "net exercise." The Warrant agreement entered into in connection with the financing requires the Company to file a registration statement under the Securities Act covering the shares issuable upon exercise of the Warrants and use its best efforts to secure the effectiveness of such registration statement within ninety (90) days following the date of the warrant.

                                                                                      Shares        Percentage of
                                             Shares Owned          Shares To       Owned After       Company's
          Selling Shareholder              Before Offering        Be Offered         Offering       Common Stock
          -------------------              ---------------        ----------       -----------      ------------

Robert R. Anderson                             2,637,055  (3)     828,838 (19)       1,808,217            6.7
Bay Area Micro-Cap Fund, L.P.                  4,155,630  (4)   1,977,674 (20)       2,177,956            8.0
Bay Partners SBIC, L.P.                        1,191,584  (5)     348,838 (21)         842,746            3.2
James O. Benouis                               2,240,755  (6)   2,135,755 (22)         105,000              *
Clarion Capital Corporation                    1,241,078  (7)     659,225 (23)         581,853            2.2
Compass Chicago Partners, L.P. (1)               878,842  (8)     642,206 (24)         236,636              *
Compass Management Partners, L.P. (1)            113,150  (9)      59,036 (25)          54,114              *
Compass Technology Partners, L.P. (1)          1,759,323 (10)     758,484 (26)       1,000,839            3.8
Imperial Bank                                  1,266,341 (11)   1,251,341 (11)          15,000              *
Isabella Partners                                650,167 (12)     316,280 (27)         333,887            1.3
J. F. Shea Co., Inc.,                          9,547,687 (13)   4,384,186 (28)       5,163,501           18.2
Peninsula Fund, L.P.                             944,208 (14)     719,208 (29)         225,000              *

                                                                                   Shares        Percentage of
                                             Shares Owned        Shares To       Owned After       Company's
          Selling Shareholder              Before Offering       Be Offered       Offering       Common Stock
          -------------------              ---------------       ----------      -----------     -------------
David R. Reebel                                1,384,615        1,384,615                  0              *
Rogers Family Trust                            1,964,057 (15)     716,280 (30)     1,247,777            4.7
Special Situations Cayman                      1,434,042 (16)     162,790 (21)     1,271,252            4.8
Fund, L.P. (2)
Special Situations Private                     2,663,568 (17)     162,790 (21)     2,500,778            9.1
Equity Fund, L.P. (2)
William R. Timken                                885,476 (18)     649,613 (31)       235,863              *

-----------------------
*  Less than 1%

(1) David Arscott is a General Partner of Compass Chicago Fund, L.P., Compass Management Fund, L.P. and Compass Technology Fund, L.P. The three limited partnerships beneficially owned 9.9% of the Company's outstanding shares as of July 20, 1999. Mr. Arscott disclaims beneficial ownership of the portion of the shares that exceeds his proportionate interest in the partnerships.

(2) Austin Marxe is a General Partner of Special Situations Private Equity Fund, L.P. and Special Situations Cayman Fund, L.P. He beneficially owned 26.6% of the Company's outstanding shares as of July 20, 1999.

(3) Includes 680,956 shares held in trust of which Mr. Anderson is trustee, including 610,956 shares held by the Robert R. and Sally E. Anderson Trust, 12,500 shares held by the Robert K. Anderson Trust, 12,500 shares held by the Sharon Davidson Trust, 35,000 shares held by the Timothy R. Anderson Trust and 10,000 shares held by the Steven Davidson Trust. Also includes 17,550 shares of which Mr. Anderson disclaims beneficial ownership, including 2,550 shares owned by Sharon Davidson and 15,000 shares owned by Steven Davidson, two of Mr. Anderson's children. Also includes 561,775 shares, 1,201,775 shares subject to warrants exercisable within 60 days of July 20, 1999 and 170,832 shares subject to options exercisable within 60 days of July 20, 1999 held directly by Mr. Anderson. Mr. Anderson is Chairman of the Board of the Company and beneficially owned 9.6% of the Company's outstanding shares as of July 20, 1999.

(4) Includes 1,628,165 shares and 2,473,665 shares subject to warrants exercisable within 60 days of July 20, 1999 held by Bay Area Micro-Cap Fund, L.P. (of which Gregory F. Wilbur is a General Partner). Also includes 53,800 shares held directly by Gregory F. Wilbur. Bay Area Micro-Cap Fund, L.P. beneficially owned 14.5% of the Company's outstanding shares as of July 20, 1999.

(5) Includes 505,833 shares subject to warrants exercisable within 60 days of July 20, 1999.

(6) Includes 370,370 shares subject to warrants and 105,000 shares subject to options exercisable within 60 days of July 20, 1999.

(7) Includes 792,889 shares subject to warrants exercisable within 60 days of July 20, 1999.

(8) Includes 651,634 shares subject to warrants exercisable within 60 days of July 20, 1999.

(9) Includes 78,230 shares subject to warrants exercisable within 60 days of July 20, 1999.

(10) Includes 958,088 shares subject to warrants exercisable within 60 days of July 20, 1999. Also includes 24,098 shares held directly by David Arscott, General Partner of Compass Technology Partners.

(11)  These Shares are issuable upon exercise of warrants.

(12) Includes 382,611 shares subject to warrants exercisable within 60 days of July 20, 1999.

(13) Includes 3,460,395 shares held by J.F. Shea Co., Inc., 472,258 shares held by E&M RP Trust (of which Edmund H. Shea, Jr. is a Trustee), 7,258 shares held directly by John H. Shea and 7,258 shares held directly by Peter O. Shea. Edmund H. Shea, Jr., John H. Shea and Peter O. Shea are executive officers of J.F. Shea Co., Inc. Also includes 5,600,518 shares subject to warrants held by J.F. Shea Co., Inc. exercisable within 60 days of July 20, 1999. J.F. Shea Co., Inc. beneficially owned 30% of the Company's outstanding shares as of July 20, 1999.

(14) Includes 544,789 shares subject to warrants exercisable within 60 days of July 20, 1999.

(15) Includes 878,714 shares and 1,024,554 shares subject to warrants exercisable within 60 days of July 20, 1999 held by the Rogers Family Trust (of which Roy L. Rogers is a Trustee). Also includes 15,000 shares held by the Roy L. Rogers IRA. Also includes 45,789 shares and 10,000 shares subject to options exercisable within 60 days of July 20, 1999 held directly by Mr. Rogers. Mr. Rogers beneficially owned 7.2% of the Company's outstanding shares as of July 20, 1999.

(16) Includes 578,521 shares subject to warrants exercisable within 60 days of July 20, 1999.

(17) Includes 1,331,784 shares subject to warrants exercisable within 60 days of July 20, 1999.

(18) Includes 690,944 shares subject to warrants exercisable within 60 days of July 20, 1999.

(19) Includes 654,419 shares subject to warrants exercisable within 60 days of July 20, 1999.

(20) Includes 1,628,837 shares subject to warrants exercisable within 60 days of July 20, 1999.

(21)  Exactly half of these Shares are issuable upon exercise of warrants.

(22) Includes 370,370 shares subject to warrants exercisable within 60 days of July 20, 1999.

(23) Includes 542,946 shares subject to warrants exercisable within 60 days of July 20, 1999.

(24) Includes 584,066 shares subject to warrants exercisable within 60 days of July 20, 1999.

(25) Includes 53,222 shares subject to warrants exercisable within 60 days of July 20, 1999.

(26) Includes 642,205 shares subject to warrants exercisable within 60 days of July 20, 1999.

(27) Includes 258,140 shares subject to warrants exercisable within 60 days of July 20, 1999.

(28) Includes 3,512,093 shares subject to warrants exercisable within 60 days of July 20, 1999.

(29) Includes 544,789 shares subject to warrants exercisable within 60 days of July 20, 1999.

(30) Includes 658,140 shares subject to warrants exercisable within 60 days of July 20, 1999.

(31) Includes 591,473 shares subject to warrants exercisable within 60 days of July 20, 1999.

                             PLAN OF DISTRIBUTION

      The Company has been advised by the Selling Shareholders that they, or their respective pledgees, donees, transferees or successors in interest, intend to sell all of the Shares from time to time on the OTC Bulletin Board at prices and at terms prevailing at the time of sale or at prices related to the then current market price or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board and at prices prevailing at the time of sale; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) in privately negotiated transactions. There is no assurance that the Selling Shareholders will sell any or all of the Shares.

      In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholder in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

      With respect to shares offered by the Selling Shareholders, the Company will pay all expenses incurred in connection with any registration qualification and compliance requested pursuant to the Agreements (excluding underwriters' or brokers' discount and commissions), including without limitation all filing registration and qualification, printers' and accounting fees and the reasonable fees and disbursements of one counsel for the Selling Shareholders and counsel for the Company.

      The Company has agreed to indemnify in certain circumstances the Selling Shareholders and various related persons against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify in certain circumstances the Company and various related persons against certain liabilities, including liabilities under the Securities Act.

      Pursuant to the Unit Purchase Agreement, the Company agreed to use its best efforts to cause the Registration Statement, of which this Prospectus constitutes a part, to remain effective until the earlier of (a) the date ending three years after the effective date of the Registration Statement, or (b) the date on which a selling shareholder is able to sell all of such Holder's registrable securities in any single three-month period without registration under the Securities Act pursuant to Rule 144. Pursuant to the Registration Rights Agreement, the Company agreed to use its best efforts to maintain the effectiveness of the registration statement until the earlier of (A) such time as each of the Holders may sell all of the Registrable Securities held by him, her or it without registration pursuant to Rule 144 under the Securities Act within a three-month period, (B) such time as all of the Registrable Securities have been sold by the Holders or (C) one year after the closing of the Merger.

                                USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. The Company could receive up to $1,879,872 upon the cash exercise of all the Warrants, of which there can be no assurance. The exercise price for the Warrants is payable in cash, cancellation of indebtedness, in shares of the Company's Common Stock, through a "same day sale" commitment or "margin" commitment from the warrant holder and a broker who is a member of the NASD or by a "net exercise". See "Selling Shareholders". The Company intends to use any proceeds received from the exercise of Warrants for general corporate purposes, including working capital.

                                 LEGAL MATTERS

      The legality of the Shares is being passed upon by Rosenblum, Parish & Isaacs, P.C.

                                    EXPERTS

      The consolidated financial statements as of March 31, 1999 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in
Note 1 to the consolidated financial statements) of Moss Adams LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. See "Incorporation of Certain Documents by Reference."

      The consolidated financial statements as of March 31, 1998 and for each of the two years then ended incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 1999 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in
Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offering described herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any Underwriter. This
Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to sell, or a solicitation of an offer to buy, in any jurisdiction in which it is unlawful to make such offer or solicitation.
Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.


               TABLE OF CONTENTS

                                         Page
                                         ----

Available Information...................   3
Incorporation of Certain
Documents by Reference..................   3
The Company.............................   4
Risk Factors............................   4
Material Changes........................  10
Management..............................  10
Selling Shareholders....................  11
Plan of Distribution....................  14
Use of Proceeds.........................  14
Legal Matters...........................  14
Experts.................................  14


             17,157,159 Shares






              SILICON VALLEY
              RESEARCH, INC.


              COMMON STOCK




             ---------------

                PROSPECTUS

             ---------------





                 , 1999

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses payable by the Company in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

                                                                      To Be Paid
                                                                        By The
                                                                      Registrant
                                                                      ----------
Securities and Exchange Commission registration fee............          $   668
Accounting fees and expenses...................................            4,000
Printing expenses..............................................                0
Transfer agent and registrar fees and expenses.................                0
Blue Sky fees and expenses (including legal fees)..............                0
Legal fees and expenses........................................            4,000
Miscellaneous expenses.........................................            2,086
                                                                      ----------
   Total.......................................................          $10,754
                                                                      ==========

Item 15.  Indemnification of Directors and Officers.

     Section 204(10) of the California General Corporation Law ("California Law") permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify its directors, officers, or agents to the full extent permitted by California Law. The right to indemnification conferred to such parties is a contract right. These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     The Company has obtained liability insurance for the benefit of its directors and officers.

     At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification is being sought.

Item 16.  Exhibits

     The following exhibits are filed with this Registration Statement:


Exhibit       Description of Exhibit
No.
4.01         Form of Note and Warrant Credit Agreement among the Company and several investors dated June 4, 1999.
4.02         Warrant Agreement between the Company and Imperial Bank dated May 11, 1999.
 5.1         Opinion and Consent of Rosenblum, Parish & Isaacs, P. C..
23.1         Consent of Moss Adams LLP
23.2         Consent of PricewaterhouseCoopers LLP.
23.3         Consent of Rosenblum, Parish & Isaacs, P. C. (included in Exhibit 5.1).
24.1         Power of Attorney (included in the Signature Page contained in Part II of the
             Registration Statement).

Item 17.  Undertakings.

     A.   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     D.   The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 28th day of September, 1999.

                                   SILICON VALLEY RESEARCH, INC.


                                   By:  /s/James O. Benouis
                                        James O. Benouis
                                        President and Chief Executive Officer


                               POWER OF ATTORNEY

     Each of the officers and directors of Silicon Valley Research, Inc. whose signature appears below hereby constitutes and appoints Robert R. Anderson and James O. Benouis and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to the Registration Statement on Form S-3 and to perform any acts necessary in order to file such amendments, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or their or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on September 28, 1999 by the following persons in the capacities indicated.

                  Signature                                            Title

/s/ Robert R. Anderson                              Chairman of the Board
----------------------
  Robert R. Anderson



/s/ James O. Benouis                                President and Chief Executive Officer
----------------------                              (Principal Executive Officer) and Director
  James O. Benouis



/s/ David G. Arscott                                Director
----------------------
  David G. Arscott


/s/ David Knight                                    Director
----------------------
   David Knight


                               INDEX TO EXHIBITS




Exhibit                   Description of Exhibit
-------                   ----------------------
  No.
  ---
  4.01  Form of Note and Warrant Credit Agreement among the Company and several investors dated June 4, 1999.
  4.02  Warrant Agreement between the Company and Imperial Bank dated May 11, 1999.
   5.1  Opinion and Consent of Rosenblum, Parish & Isaacs, P. C.
  23.1  Consent of Moss Adams LLP.
  23.2  Consent of PricewaterhouseCoopers LLP.
  23.3  Consent of Rosenblum, Parish & Isaacs, P. C. (included in
        Exhibit 5.1).
  24.1  Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).